FULFILLMENT SERVICING AGREEMENT

          THIS AGREEMENT is made and entered into as of this 29th day of September, 2000, by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor/Distributor"), the Baird Funds, Inc., a Wisconsin corporation (the "Company"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability corporation ("FMFS").

         WHEREAS, the Company is an open-end management company registered under the Investment Company Act of 1940, as amended;

         WHEREAS, the Advisor/Distributor is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and a broker-dealer registered under the Securities Exchange Act of 1934, as amended;

         WHEREAS, the Advisor/Distributor serves as investment adviser to the Company and principal underwriter of the Company's shares;

         WHEREAS, FMFS provides fulfillment services to mutual funds;

         WHEREAS, the Company and the Advisor/Distributor desire to retain FMFS to provide fulfillment services for each series of the Company and any additional series listed on Exhibit A attached hereto (each a "Fund" and collectively the "Funds"), as may be amended from time to time.

         NOW, THEREFORE, the parties agree as follows:

1.       DUTIES AND RESPONSIBILITIES OF FMFS

     A.       Answer all prospective shareholder calls concerning the Funds.

     B. Send all available Fund material requested by the prospect within 24 hours from time of call.

     C. Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.

     D. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

     E.       Maintain and store Fund fulfillment inventory.

     F. Send periodic fulfillment reports to the Company as agreed upon between the parties.



2.       DUTIES AND RESPONSIBILITIES OF THE COMPANY

     A.       Provide Fund fulfillment literature updates to FMFS as necessary.

     B. Coordinate with the Advisor/Distributor the filing with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Company requests FMFS send to prospective shareholders.

     C. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.

     D. Provide FMFS with any sundry information about the Funds in order to answer prospect questions.

3.       COMPENSATION

         The Company, if permissible under any Rule 12b-1 plan in effect from time to time for the benefit of a Fund and only to the extent consistent with the terms of such plan, or the Advisor/Distributor agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

4.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

5.       INDEMNIFICATION

         The Company agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature, which has not been approved by the appropriate Federal and State Regulatory Agencies. FMFS agrees to indemnify the Company from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

6.       TERMINATION

         This Agreement may be terminated by either party upon 90 days written notice.

7.       NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of any other party to this Agreement.

8.       DATA NECESSARY TO PERFORM SERVICES

         The Company or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ROBERT W. BAIRD & CO. INCORPORATED         FIRSTAR MUTUAL FUND SERVICES, LLC


By:___________________________          By: _____________________________



Title:   __________________________     Title: ___________________________



BAIRD FUNDS, INC.

By: ______________________________

Title:  __________________________